UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 12, 2008

PARK ELECTROCHEMICAL CORP. (Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 South Service Road, Melville,	New York	11747

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(631) 465-3600

Not Applicable Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 12, 2008, the Board of Directors of Park Electrochemical Corp. (the “Company”) authorized a proposed restructuring of the operations of its Neltec Europe SAS and Neltec SA business units. As a major component of such restructuring, Neltec Europe SAS, Park’s digital electronic materials business unit located in Mirebeau, France, is proposing to close completely its operations and has commenced an information and consultation process with the employees of Neltec Europe SAS regarding the proposed closure in accordance with French law. Although the Company intends to continue fully the operations of its Neltec SA RF/microwave electronic materials business unit located in Lannemezan, France, the proposed European restructuring includes a reorganization of certain of the activities of Neltec SA. Neltec Europe SAS is proposing to close fully its operations in response to the very serious erosion of the markets for digital electronic materials in Europe and the migration of such markets to Asia. The market for such products in Europe has eroded to the point where the Company believes is not possible for the Neltec Europe SAS business to be viable.

If the proposed restructuring is implemented, the Company would expect to record a one-time pre-tax charge of approximately $5 million to $6 million in the third or fourth quarter of the Company’s current fiscal year ending March 1, 2009 in connection with this matter, which charge would be comprised of the write-off of assets and the recognition of certain expenses. If the proposed closure of Neltec Europe SAS is implemented, the Neltec Europe SAS business would have no further impact on the consolidated financial condition or results of operations of the Company and would be treated as a discontinued operation. The Company cannot determine at this time the expected completion date of the restructuring.

The Company issued a news release on September 15, 2008 announcing the proposed restructuring. A copy of such news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

99.1 News Release dated September 15, 2008

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: September 18, 2008	By:	/s/ Stephen E. Gilhuley
	Name:	Stephen E. Gilhuley
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Number
Exhibit	Description	Page

99.1	News Release dated September 15, 2008	5